Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-140237, 333-178349, 333-260227 and 333-280526) and Form S-3 (No. 333-267326) of AeroVironment, Inc. of our report dated March 31, 2025 relating to the financial statements of BlueHalo Financing TopCo, LLC (f/k/a BlueHalo Financing Holdings, LLC), which appears in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Miami, Florida
June 27, 2025